EXHIBIT 4.7

DESCRIPTION OF CAPITAL STOCK

General

As of February 20, 2026, Sui Group Holdings Limited (the “Company”) had one class of securities, the Company’s common stock, $0.001 par value (the “Common Stock”) registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Common Stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”).

Authorized Capital Stock

The Company’s authorized capital stock consists of 2,000,000,000 shares of Common Stock.

Common Stock

The Company’s articles of incorporation authorize up to 2,000,000,000 shares of capital stock, each having $0.001 par value per share. As of the date of this report, there were 76,802,872 shares of Common Stock issued and outstanding held by approximately 185 holders of record.

Conversion; Redemption

Holders of the Common Stock are not entitled to conversion or redemption rights.

Voting Rights

Holders of record of our Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless required by applicable provisions of Minnesota law (or stock exchange rules that may apply to us in the future), (i) directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election and (ii) for all other matters, the affirmative vote of the greater of: (i) a majority of the voting power represented and entitled to vote on the matter, or (ii) a majority of the voting power necessary for a minimum quorum. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of our directors.

Directors on our board of directors (the “Board”) serve for an indefinite term that expires at the next regular meeting of the shareholders, and serve until a successor is elected and has qualified, or until the earlier death, resignation, removal or disqualification of the director. Nasdaq requires that a listed company hold an annual stockholder meeting no later than 12 months following the end of its fiscal year. Consistent with this requirement, our Bylaws provide for an annual meeting of stockholders to be held on a date and at a time designated by the Board. At any such meeting, holders of the Common Stock, together with any other class of capital stock issued and outstanding at that time and entitling its holders to vote, would elect directors to serve on our Board.

Dividend Rights

Our stockholders are entitled to receive ratable dividends when, as and if declared by the Board out of funds legally available therefor. The declaration and payment of any cash dividends in the future will be determined by our Board, in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition and contractual restrictions, if any.

Right to Receive Liquidation Distributions

In the event of a liquidation, dissolution or winding up of the Company, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock.

Preemptive or Similar Rights

Holders of the Common Stock are not entitled to preemptive or other subscription rights.

1

Sinking-Fund Provisions

Holders of the Common Stock are not subject to any sinking-fund provisions.

Market

Shares of the Common Stock are listed on Nasdaq under the symbol “SUIG.” On February 20, 2026, the closing price per share of the Common Stock was $1.21.

Preferred Stock

Under the terms of our articles of incorporation, our Board has the authority, without stockholder approval, to issue shares of preferred stock from time to time, to fix the relative rights, restrictions and preferences of any such different classes or series, and to issue shares of a class or series to another class or series to effectuate share dividends, splits or conversions of the Company’s outstanding shares.

Anti-Takeover Effects of Provisions of Our Articles of Incorporation, Our Bylaws and Minnesota Law

Minnesota Law: Unanimous Stockholder Written Consent

The Minnesota Business Corporation Act’s Section 302A.441 provides that any action required or permitted to be taken by the stockholders of a corporation may be effected by written consent only if signed, or consented to by authenticated electronic communication, by all of the stockholders entitled to vote on that action. The Minnesota Business Corporation Act does not permit a publicly held company such as ours to opt out of this unanimous written consent provision.

Stockholder Meetings

Our Bylaws provide that special meetings of the stockholders may be called by the Chief Executive Officer, the Chief Financial Officer, the Board or any two or more members thereof, or by one or more stockholders holding not less than 10% of the voting power of all shares of the Company entitled to vote, who shall demand such special meeting by written notice given to the Chief Executive Officer or the Chief Financial Officer and specifying the purpose or purposes of such meeting. The business transacted at a special meeting of shareholders is limited to the purpose or purposes stated in the notice of the meeting. Within 30 days after receipt of the written demand, the Board shall call a special meeting of the stockholders to be held within 90 days after receipt of the written demand. Any special meeting held pursuant to such written demand shall be held within the county where the Company’s principal executive office is located.

Amendment of Bylaws

Our Bylaws may be altered, amended, added to, or repealed by the affirmative vote of a majority of the members of the Board at any regular meeting of the Board, or at any special meeting of the Board called for that purpose, subject to the power of the shareholders to change or repeal such Bylaws and subject to any other limitations on such authority of the Board set forth in the Minnesota Business Corporation Act.

Other Limitations on Stockholder Actions

Our Bylaws establish advance notice and informational requirements for stockholders seeking to propose business or nominate directors at meetings of stockholders. These provisions are intended to ensure orderly conduct of meetings and informed decision-making.

Under our Bylaws, stockholders may propose business (other than director nominations, which are subject to separate provisions) at an annual meeting of stockholders only if the proposal is (i) pursuant to the notice of meeting, (ii) brought by or at the direction of the Board of Directors or (iii) properly brought by a stockholder who complies with the notice and disclosure requirements set forth in the Bylaws.

2

To be timely, a stockholder’s notice must generally be delivered to our principal executive offices not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, notice must be received by the later of (1) the 90th day prior to the meeting and (2) the 10th day following public announcement of the meeting date. For special meetings at which directors are to be elected, notice must be received not later than the 10th day following public announcement of the meeting date.

The notice must include, among other things:

●	A description of the proposed business and the reasons for conducting such business;

●	Any material interest in such business of the shareholder and of any beneficial owners on whose behalf the proposal is made;

●	The name and address of the stockholder and any beneficial owner;

●	Detailed ownership and economic interest information, including shares held, derivative positions, short interests, and any arrangements or understandings with other persons; and

●	A representation that the stockholder is a holder of record of shares entitled to vote at the meeting, will continue to be a holder of record of shares entitled to vote at the meeting through the date of the meeting, and intends to appear in person or by proxy at the meeting to make the proposal.

Warrants

PIPE Transaction Warrants

Pursuant to the Securities Purchase Agreements, dated July 31, 2025, by and between the Company and the parties thereto (the “Securities Purchase Agreements”), the Company issued to the PIPE Investors (as defined in the Securities Purchase Agreements), the Pre-Funded Warrants to purchase up to 7,144,205 shares of our Common Stock underlying such warrants at an exercise price of $0.0001 per share, at a purchase price for one Pre-Funded Warrant of $5.4199. As of February 20, 2026, there are 7,144,205 shares of our Common Stock underlying the Pre-Funded Warrants.

The Pre-Funded Warrants are exercisable immediately, and may be exercised at any time until all of the Pre-Funded Warrants issued in the PIPE transaction are exercised in full. The exercise price and number of shares of our Common Stock issuable upon exercise of the Pre-Funded Warrant are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the Common Stock and the exercise price. The Pre-Funded Warrant may be exercised, in whole or in part, at any time by means of a “cashless exercise.”

The Pre-Funded Warrants for certain PIPE Investors provide that the holder may not exercise any portion of such holder’s Pre-Funded Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise.

3

Additionally, pursuant to the Securities Purchase Agreements, the Company issued:

(i)

the Lead Investor Warrants to Karatage Opportunities, a purchaser in the PIPE transaction and a strategic advisor to the Company, to purchase 3,113,469 shares of our Common Stock underlying such warrants at various prices per share of Common Stock as follows: (a) 1,245,387 shares of Common Stock at an exercise price of $5.42 per share of Common Stock; (b) 1,245,387 shares of Common Stock at an exercise price of $5.962 per share of Common Stock; (c) 415,130 shares of Common Stock at an exercise price of $6.504 per share of Common Stock; and (d) 207,565 shares of Common Stock at an exercise price of $7.046 per share of Common Stock;

(ii)

The Foundation Investor Warrants to the Foundation Investor, a purchaser in the PIPE transaction, to purchase 3,113,469 shares of our Common Stock underlying such warrants at various prices per share of Common Stock as follows: (a) 1,245,387 shares of Common Stock at an exercise price of $5.42 per share of Common Stock; (b) 1,245,387 shares of Common Stock at an exercise price of $5.962 per share of Common Stock; (c) 415,130 shares of Common Stock at an exercise price of $6.504 per share of Common Stock; and (d) 207,565 shares of Common Stock at an exercise price of $7.046 per share of Common Stock;

(iii)

Management Warrants to certain members of the management of the Company to purchase 1,245,388 shares of our Common Stock underlying such warrants at various prices per share of Common Stock as follows: (a) 622,694 shares of Common Stock at an exercise price of $5.42 per share of Common Stock; (b) 415,130 shares of Common Stock at an exercise price of $6.504 per share of Common Stock; and (c) 207,565 shares of Common Stock at an exercise price of $7.046 per share of Common Stock; and

(iv)

Advisor Warrants to certain advisors of the Company to purchase 207,565 shares of our Common Stock underlying such warrants at a price per share equal to $5.962 (together, with the Pre-Funded Warrants, the “PIPE Warrants”).

Each PIPE Warrant is exercisable for a period of five years from the date of its issuance. Each PIPE Warrant will vest over a period of 24 months starting six months from the issue date of the PIPE Warrant in four equal installments (being 25% every six months). In the case of the Management Warrants, subject to the relevant holder still being employed by the Company at each respective vesting date. Notwithstanding the foregoing, in the event that member of the management team is terminated by the Company other than for cause or resigns for good reason (as defined in the individual’s employment agreement), the vesting of all of such individual’s Management Warrants will immediately accelerate and be fully vested as of the date of such termination. As of February 20, 2026, there are 3,113,469 shares of our Common Stock underlying the Lead Investor Warrants, 3,113,469 shares of our Common Stock underlying the Foundation Investor Warrants, 1,245,388 shares of our Common Stock underlying the Management Warrants and 207,565 shares of our Common Stock underlying the Advisor Warrants.

The Company also entered into a Placement Agency Agreement with A.G.P., dated July 27, 2025 (the “Placement Agency Agreement”), pursuant to which A.G.P. agreed to serve as the exclusive placement agent for the Company in connection with the PIPE transaction. Pursuant to the Placement Agency Agreement, on July 31, 2025, the Company issued to A.G.P. the Placement Agent Warrants to purchase 3,113,469 shares of our Common Stock underlying such warrants. The Placement Agent Warrants will become exercisable six months following the issuance, or February 28, 2026, and will be exercisable for a period of five years following the issuance date, at an exercise price of $5.962 per share of our Common Stock. As of February 20, 2026, there are 3,113,469 shares of our Common Stock underlying the Placement Agent Warrants.

On July 27, 2025, our Board appointed Dana Wagner to serve as a member of the Board effective July 31, 2025. We agreed to grant to Mr. Wagner the Director Warrants to purchase 207,565 shares of our Common Stock underlying such warrants at various prices per share of Common Stock as follows: (i) 83,026 shares of Common Stock at an exercise price of $5.42 per share of Common Stock; (ii) 41,513 shares of Common Stock at an exercise price of $5.962 per share of Common Stock; (iii) 41,513 shares of Common Stock at an exercise price of $6.504 per share of Common Stock; and (iv) 41,513 shares of Common Stock at an exercise price of $7.046 per share of Common Stock. The Director Warrants are exercisable for a period of five years. The Director Warrants will vest over a period of 24 months starting six months from the Issue Date (as defined therein) in four equal instalments (being 25% every six months), subject to Mr. Wagner (i) being a director of the Company at each respective vesting date and (ii) not having been legally and validly terminated or removed as a director pursuant to the Company’s bylaws and applicable law. As of February 20, 2026, there are 207,565 shares of our Common Stock underlying the Director Warrants granted to Mr. Wagner.

4

Independent Director Warrants

On January 5, 2026, our Board appointed Brian Quintenz to serve as a member of the Board effective January 5, 2026. We agreed to grant to Mr. Quintenz the Director Warrants to purchase the shares of our Common Stock at various prices per share of Common Stock as follows: (i) 83,026 shares of Common Stock at an exercise price of $5.42 per share of Common Stock; (ii) 41,513 shares of Common Stock at an exercise price of $5.962 per share of Common Stock; (iii) 41,513 shares of Common Stock at an exercise price of $6.504 per share of Common Stock; and (iv) 41,513 shares of Common Stock at an exercise price of $7.046 per share of Common Stock. The Director Warrants are exercisable for a period of five years. The Director Warrants will vest over a period of 24 months starting six months from the Issue Date (as defined therein) in four equal instalments (being 25% every six months), subject to Mr. Quintenz (i) being a director of the Company at each respective vesting date and (ii) not having been legally and validly terminated or removed as a director pursuant to the Company’s bylaws and applicable law. As of February 20, 2026, there are 207,565 shares of our Common Stock underlying the Director Warrants granted to Mr. Quintenz.

Anti-Dilution Adjustments

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the Common Stock outstanding. If the number of Common Stock outstanding is decreased by a consolidation, combination, reverse stock split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

In case of any reclassification or reorganization of Common Stock outstanding (other than those described above or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of the Company with or into another entity in which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than 50% of the voting power of our securities, or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety, the holders of the applicable warrant will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the applicable warrant and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or any such sale or transfer, that the holder of the applicable warrant would have received if such holder had exercised their warrants immediately prior to such event.

5